_________________________________________________________________



                  AGREEMENT AND PLAN OF MERGER

                             BETWEEN

                      SDNB FINANCIAL CORP.,

                        FBOP CORPORATION

                               AND

                    FBOP ACQUISITION COMPANY






                       As of July 12, 1996






_________________________________________________________________

                       TABLE OF CONTENTS

                                                             Page

ARTICLE I    MERGER                                            1
             (a)  Merger                                       1
             (b)  Effective Time                               2
             (c)  Effects of the Merger                        2
             (d)  Prior Approvals                              2
             (e)  Articles of Incorporation                    2
             (f)  Bylaws                                       2
             (g)  Directors and Officers                       3
             (h)  Additional Actions                           3
             (i)  Conversion of Shares                         3
             (j)  Total Merger Consideration                   4
             (k)  Prepayment Penalty Reduction                 5
             (l)  Surrender of Shares                          5
             (m)  Designation of Paying Agent; Investment
                  of Funds.                                    5
             (n)  Transmittal Materials                        5
             (o)  Dissenting Shares                            5
             (p)  Termination of Paying Agent's Duties         6
             (q)  Closing of Holding Company's Transfer
                  Books                                        6
             (r)  Stock Options and Warrants                   6

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF HOLDING
             COMPANY                                           7
             (a)  Organization and Standing of Holding Company 7
             (b)  Organization and Standing of Bank            7
             (c)  Holding Company Subsidiaries                 7
             (d)  Capitalization                               8
             (e)  Authorization                                8
             (f)  Articles of Incorporation and Bylaws         8
             (g)  Consents and Approvals                       8
             (h)  Defaults and Conflicts                       9
             (i)  SEC Reports; Financial Statements            9
             (j)  Regulatory Reports                          10
             (k)  Changes Since March 31, 1996                11
             (l)  Properties                                  11
                  (i)   Real Estate and Mortgages             11
                  (ii)  Investments                           11
                  (iii) Title to Property; Zoning             12
             (m)  Environmental Laws                          12
             (n)  Proprietary Rights                          12
             (o)  Agreements                                  13
             (p)  Litigation; Claims                          13
             (q)  Compliance with Laws                        14
             (r)  Taxes                                       14
             (s)  Related Party Transactions                  15
             (t)  Employee Benefit Plans                      15
             (u)  Insurance                                   17
             (v)  Regulatory Filings                          17
             (w)  Deposits                                    17
             (x)  Loans                                       18
             (y)  Reserves                                    18
             (z)  Agreements with Regulatory Agencies         18
             (aa) Information for Regulatory Approvals        19
             (ab) Governmental Notices                        19
             (ac) SEC Filings                                 19
             (ad) Finders and Investment Bankers              19
             (ae) Disclosure                                  19

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND
             FBOP                                             20
             (a)  Organization of Acquisition and FBOP        20
             (b)  Authorization                               20
             (c)  Consents and Approvals                      20
             (d)  Defaults and Conflicts                      20
             (e)  SEC Filings                                 20
             (f)  Funds Available                             21
             (g)  Finders and Investment Bankers              21
             (h)  Governmental Notices                        21
             (i)  Financial Statement                         21
             (j)  Agreements                                  21
             (k)  Articles; Bylaws.                           21

ARTICLE IV   RIGHT TO INVESTIGATE                             21

ARTICLE V    COVENANTS OF HOLDING COMPANY                     22
             (a)  Operation in Ordinary Course                22
             (b)  Exclusivity                                 25
             (c)  Stockholder Meeting                         25
             (d)  Intentionally Omitted.                      26
             (e)  Reports.                                    26
             (f)  Notice                                      26
             (g)  Regulatory Matters                          26
             (h)  Supplemental Information                    26
             (i)  Cooperation                                 27
             (j)  Conditions Precedent                        27
             (k)  Best Efforts                                27
             (l)  Schedules                                   27

ARTICLE VI   COVENANTS OF ACQUISITION                         27
             (a)  Consents                                    27
             (b)  Cooperation                                 27
             (c)  Conditions Precedent                        27
             (d)  Best Efforts                                27
             (e)  Liability Insurance                         28

ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND
             FBOP                                             28
             (a)  Validity of Representation and Warranties   28
             (b)  Consents                                    28
             (c)  Compliance with Covenants; Schedules        28
             (d)  Opinion of Counsel                          28
             (e)  Approval of Holding Company Stockholders    28
             (f)  Dissenting Holding Company Shares           29
             (g)  Resignations                                29
             (h)  Adverse Changes                             29
             (i)  Effective Time                              29
             (j)  No Pension or Retirement Plans              29
             (k)  Stock Option Plans and Incentive Plans;
                  Options                                     29

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF HOLDING COMPANY 29
             (a)  Validity of Representations and Warranties  29
             (b)  Consents                                    30
             (c)  Compliance with Covenants                   30
             (d)  Opinion of Counsel                          30
             (e)  Fairness Opinion                            30
             (f)  Employment Agreements                       30

ARTICLE IX   CONDITIONS APPLICABLE TO ACQUISITION, FBOP AND
             HOLDING COMPANY                                  30
             (a)  Governmental Approvals                      30
             (b)  Injunction                                  31

ARTICLE X    CLOSING AND CLOSING DOCUMENTS                    31
             (a)  Closing                                     31
             (b)  Holding Company Closing Documents           31
             (c)  Acquisition Closing Documents               32

ARTICLE XI   TERMINATION AND TERMINATION FEE                  32
             (a)  Termination                                 32
             (b)  Termination Fee                             32
             (c)  Survival of Rights                          33

ARTICLE XII  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
             COVENANTS                                        33

ARTICLE XIII MISCELLANEOUS                                    33
             (a)  Payment of Expenses                         33
             (b)  Commitment to the San Diego Community and
                  to Customers and Employees                  33
             (c)  Entire Agreement                            33
             (d)  Modifications, Amendments and Waivers       33
             (e)  Assignment                                  34
             (f)  Schedules                                   34
             (g)  Press Releases                              34
             (h)  Notices                                     34

                  AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of the close of business on the 12th day of July, 1996, by and among SDNB Financial Corp., a bank holding company organized under the laws of the State of California (the "Holding Company"), FBOP Corporation, a bank holding company organized under the laws of the State of Illinois ("FBOP"), and FBOP Acquisition Company, a corporation organized under the laws of the State of Illinois ("Acquisition"). Holding Company and Acquisition are sometimes referred to herein as the "Constituent Corporations."

                      W I T N E S S E T H:

     WHEREAS, Acquisition is a wholly-owned subsidiary of FBOP
Corporation, an Illinois corporation; and

     WHEREAS, San Diego National Bank, a federally-chartered national banking association ("Bank"), is a wholly-owned subsidiary of Holding Company; and

     WHEREAS, the parties desire that Holding Company be acquired by Acquisition through the merger of Holding Company with and into Acquisition upon the terms and conditions contained herein and in accordance with applicable laws (the "Merger"); and

     WHEREAS, the Board of Directors of Holding Company deems the Merger to be advisable and in the best interests of Holding Company and its stockholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of its stockholders; and

     WHEREAS, the Boards of Directors of Acquisition and FBOP deem the Merger to be advisable and in the best interests of their respective stockholders and each has adopted a resolution approving this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, and for the purpose of prescribing the terms and conditions of the Merger (the Merger and the transactions contemplated thereby are referred to herein as the "Transaction"), and such other details and provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

                           ARTICLE I

                             MERGER

     (a) Merger. In accordance with the provisions of this Agreement, the Illinois Business Corporation Act of 1983 (the "IL BCA") and the California General Corporation Law (the "CGCL"), at the Effective Time (as herein defined), Holding Company shall be merged with and into Acquisition and the separate existence of Holding Company thereupon shall cease. Following the Merger, Acquisition shall continue as the surviving corporation ("Surviving Corporation"). At Acquisition's option, the Merger may be structured so that Holding Company merges into FBOP or another direct or indirect wholly-owned subsidiary of FBOP (such entity, if any, to be included in the definition of "Acquisition"); provided, however, that Acquisition shall assign to such entity, and such entity shall assume, all rights and obligations of Acquisition under this Agreement.

     (b) Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article X, the parties hereto will file articles of merger (the "Articles of Merger") with the Secretary of State of Illinois and make all other filings or recordings required by the IL BCA and the CGCL in connection with the Merger. The Merger shall become effective at such time as (i) the Secretary of State of Illinois issues a certificate of merger and, if applicable, the filing required by
Section 1108(d) of the CGCL is made with the Secretary of State of California, or (ii) at such later time as is specified in the Articles of Merger (the "Effective Time").

     (c) Effects of the Merger. The Merger shall have the effects set forth in the IL BCA and the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchise of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

     (d) Prior Approvals. The parties hereto acknowledge that the requisite approvals for the Transaction must be received from or notices must be given to certain federal governmental bodies and agencies including, but not limited to (i) the Office of the Comptroller of the Currency of the Department of the Treasury
(the "OCC"); (ii) the Federal Deposit Insurance Corporation (the "FDIC"); (iii) the Board of Governors of the Federal Reserve
System (the "Federal Reserve Board"); and (iv) any other regulatory authorities having jurisdiction, which approvals or notices shall not contain conditions that are materially burdensome to FBOP or Acquisition (collectively, the governmental bodies and agencies referred to in items (i)-(iv) above are referred to herein as the "Applicable Governmental Authorities").

     (e)       Articles of Incorporation.  The Articles of
Incorporation of Acquisition in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving
Corporation, until thereafter amended as provided thereunder and in the IL BCA.

     (f) Bylaws. The Bylaws of Acquisition in effect at the time of the Merger shall be the Bylaws of the Surviving
Corporation until altered, amended or repealed, as provided thereunder and in the Articles of Incorporation and the IL BCA.

     (g) Directors and Officers. The directors and officers of Acquisition at the time of the Merger shall be the directors and officers of the Surviving Corporation, in each case to serve, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors shall have been elected and shall qualify. If at the Effective Time a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the Bylaws of the Surviving
Corporation.

     (h) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to best perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Acquisition acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise necessary to carry out the purposes of this Agreement, Holding Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation are fully authorized in the name of Holding Company or otherwise to take any and all such actions.

     (i) Conversion of Shares. The manner and basis of converting and exchanging the shares of Holding Company Common
Stock, and the manner and basis of making distributions, if any, to stockholders of Holding Company, shall be as follows:

          (i) Each share of common stock, no par value per share, of Holding Company (the "Common Stock") which is issued and outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined below) shall, by virtue of the Merger and without any action on the part of the holder thereof, at and after the Effective Time be converted into the right to receive the "Per Share Merger Consideration".

     "Per Share Merger Consideration" shall be equal to:


Aggregate     plus   Supplemental  plus  Aggregate   minus   Expenses
Merger               Merger              Strike
Consideration        Consideration       Price of
                                         Options

                            divided by

           outstanding shares   plus   aggregate shares of
           of Common Stock             Common Stock subject to
                                       Options


where,


     Aggregate Merger
     Consideration     =   $26,627,222 (subject to adjustment as
                           set forth in subpart (j) below).

     Expenses          =   All fees and expenses incurred by Holding
                           Company in connection with the Merger,
                           including finders' and brokers' fees, legal expenses and filing and printing fees, but not including up to $250,000 of the fee to Keefe, Bruyette & Woods as described at Article XIII(a), and not including any amounts described at
                           Article VI(e).

     Supplemental Merger
     Consideration     =   Defined below at subpart (k).

     Aggregate Strike
     Price of Options  =   The sum of the exercise price of each
                           outstanding Option (defined below).


          (ii) At the Effective Time, Acquisition shall pay or cause to be paid to each of the persons listed on Section 1(r) of Holding Company Schedule, with respect to the outstanding options, warrants and rights for Holding Company Common Stock (without regard to the expiration date thereof) (collectively, the "Options") set forth opposite such person's name therein, an amount per share of Common Stock subject to an Option equal to the excess of the Per Share Merger Consideration over the exercise price per share of such Option, as set forth on Section 1(r) of Holding Company Schedule (the "Cash Consideration Per Option"). Concurrently with the payment of the Cash
     Consideration Per Option, each holder of an Option shall deliver to Acquisition evidence satisfactory to Acquisition of the cancellation of such Option. At the Effective Time, each Option shall be canceled and retired and shall cease to exist and shall be deemed to represent only the right to receive the Cash Consideration Per Option. Payment of the Cash Consideration Per Option in accordance with this Article I(i)(ii) shall be deemed to be full satisfaction of all rights pertaining to the Options.
     All amounts payable under this Article I(i)(ii) shall be subject to any required withholding of taxes and shall be paid without interest.

     (j) Total Merger Consideration. Notwithstanding the preceding subparts of this Article, except to the extent payments made to holders of Dissenting Shares exceed the Per Share Merger Consideration, and except for any Supplemental Merger Consideration paid in accordance with subpart (k) below, in no event shall the value of the total consideration paid by Acquisition hereunder (the "Aggregate Merger Consideration") exceed $26,627,222. To the extent that any of the Options are exercised prior to the Closing, the Aggregate Merger Consideration shall be increased by an amount equal to the exercise price of such Options.

     (k) Prepayment Penalty Reduction. In the event that prior to the Closing, Holding Company obtains a decrease in the prepayment penalty associated with the prepayment of the mortgage loan on the main office of the Bank, then the Aggregate Merger
Consideration shall be increased by $0.60 for each $1.00 that said penalty is reduced ("Supplemental Merger Consideration").

     (l) Surrender of Shares. As promptly as practicable after the Effective Time, each holder of shares of Holding Company
Common Stock shall, upon presentation and surrender of the certificate or certificates therefor to the Paying Agent (as defined below) for cancellation in accordance with the transmittal materials described below, be entitled to receive in exchange therefor a check or checks payable to such person representing the payment of cash into which such holder's shares of Holding Company Common Stock have been converted at the Effective Time. Each certificate which represented issued and outstanding shares of Holding Company Common Stock immediately prior to the Effective Time shall be deemed cancelled at the Effective Time and shall represent only the right to receive cash for each share represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the funds to be received in the Merger.

     (m) Designation of Paying Agent; Investment of Funds. Acquisition and FBOP shall make available to American Transfer to act as paying agent (the "Paying Agent") at the Effective Time
(i) an amount in cash equal to the product of the Per Share Merger Consideration times the number of shares of Holding Company Common Stock outstanding immediately prior to the Effective Time, less the number of Holding Company Dissenting Shares whose holders have complied with the provisions of Section 1300 of the CGCL as described in subpart (o) below at or prior to the Effective Time and less any shares owned by Acquisition or any other subsidiary or affiliate of Acquisition plus (ii) an amount in cash equal to the aggregate Cash Consideration Per Option. The cash deposited with the Paying Agent shall be invested by the Paying Agent as directed by Acquisition.

     (n) Transmittal Materials. As promptly as practicable, but in no event later than seven days following the Effective Time, Acquisition shall send or cause to be sent to each former holder of record of shares of Holding Company Common Stock transmittal materials for use in surrendering their certificate or certificates in exchange for cash. The letter of transmittal will contain instructions with respect to the surrender of such certificates. Acquisition shall instruct record date holders of Holding Company Common Stock who hold such shares for the account of others to provide the respective beneficial holders of such shares instructions with respect to the surrender of their shares.

     (o) Dissenting Shares. Each outstanding share of Holding Company Common Stock as to which a written demand for purchase is made upon Holding Company in accordance with Section 1301 of the CGCL, and with respect to which the holder complies with all other applicable provisions of Section 1300 of the CGCL, shall not be converted into or represent a right to receive cash hereunder unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal of and payment for such shares of Common Stock under Section 1300 of the CGCL, at which time such shares of Common Stock shall be converted into a right to receive cash in the same manner and subject to the same conditions as provided for other outstanding shares of Common Stock in this Article.
All such shares of Holding Company Common Stock as to which the holder complies with the applicable provisions of Section 1300 of the CGCL, except any such shares of Holding Company Common Stock the holder of which shall have effectively withdrawn or lost his or her right to appraisal of and payment for such shares of Common Stock under the CGCL, are herein called "Dissenting
Shares" and each holder is herein called a "Dissenting
Shareholder." Holding Company shall give Acquisition prompt notice upon receipt by Holding Company of any written demand for purchase of and payment for Dissenting Shares. Holding Company agrees that prior to the Effective Time it will not, except with the prior written consent of Acquisition, voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of the CGCL, to payment for the fair market value of his or her shares of Holding Company Common Stock shall receive payment therefor from Acquisition as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such shares of Common Stock shall be retired and cancelled.

     (p) Termination of Paying Agent's Duties. Promptly following the date which is twelve months after the Effective Time, the Paying Agent shall deliver to FBOP all cash and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing shares of Holding Company Common Stock who has not previously surrendered such certificate may surrender such certificate to FBOP and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefore the Per Share Merger Consideration.

     (q) Closing of Holding Company's Transfer Books. At the Effective Time, the stock transfer records of Holding Company shall be closed and no transfer of shares of Holding Company
Common Stock shall thereafter be made.

     (r) Stock Options and Warrants. Section 1(r) of Holding Company Schedule contains an accurate and complete list of all outstanding Options, including the name of the holder thereof, date of grant, number of shares and exercise price of each Option.


                           ARTICLE II

       REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

     Holding Company represents and warrants to Acquisition and FBOP as follows:

     (a) Organization and Standing of Holding Company. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Holding Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Holding Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, (the "BHC Act"), and the regulations issued thereunder. The Certificate of Incorporation and Bylaws of Holding Company, copies of which have previously been made available to Acquisition, are true and complete copies of such documents as in effect as of the date of this Agreement.

     (b) Organization and Standing of Bank. Bank is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States of America.
Bank is duly authorized to conduct a banking business, and is duly authorized to operate each of its offices, including branch offices (collectively, the main office and each branch location are referred to herein as the "Branches"). Bank is a wholly-owned subsidiary of Holding Company.

     (c) Holding Company Subsidiaries. Section 2(c) of Holding Company Schedule sets forth a list of all of Holding Company's direct and indirect subsidiaries including the Bank (hereinafter separately called a "Subsidiary" and collectively called the
"Subsidiaries").   Unless expressly provided otherwise, each
reference to Subsidiary or Subsidiaries in this Agreement shall include Bank. As used herein, references to "Subsidiary" or "Subsidiaries" shall not include interests in corporations which are less than 50% owned by Holding Company or its Subsidiaries and which are described on such Schedule. Except as otherwise indicated thereon, the Schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by each shareholder of the Subsidiary and the jurisdiction of incorporation of each Subsidiary. Except as disclosed on such Schedule, Holding Company owns 100% of the issued and outstanding shares of the capital stock of each Subsidiary. Except as disclosed on such Schedule, the shares of capital stock of the Subsidiaries are validly issued, fully paid and non-assessable (subject to statutory obligations of holders, if any), and are owned free and clear of any liens, claims, charges or encumbrances. Except as disclosed on such Schedule, neither Holding Company nor any of the Subsidiaries has any investment in any subsidiary or any investment in any partnership, joint venture, limited liability company or similar entity, all of which investments are owned free and clear of any liens, claims, charges or encumbrances except as disclosed thereon. Except as disclosed on the Schedule, each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own or lease its properties and carry on its business as now being conducted.
Holding Company Schedule sets forth a true and correct description of the activities of each of the Subsidiaries. No certificate of authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of Holding Company is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification.

     (d) Capitalization. The authorized capital stock of Holding Company consists of 15,000,000 shares of Common Stock, no par value per share, of which 3,076,737 shares are issued and outstanding as of the date hereof. The Holding Company has no treasury shares. All of the issued and outstanding shares of Holding Company Common Stock have been validly issued and are fully paid and non-assessable (subject to statutory obligations of holders, if any) and free of preemptive rights. As of the date hereof, 769,531 shares of Holding Company Common Stock were reserved for issuance upon exercise of outstanding Options. Except for the Options, Holding Company has no contract, understanding, restriction or agreement, including any voting trust or other agreement or understanding with respect to the voting of any of the capital stock of Holding Company, or any convertible, exchangeable or exercisable security, option, warrant, call, or commitment on the part of Holding Company of any character relating to issued or unissued shares of the capital stock of Holding Company.

     (e) Authorization. The Board of Directors of Holding Company has adopted resolutions approving the Agreement and the Transaction and has authorized the execution and delivery of the Agreement and has directed by resolution that the Agreement be submitted to a vote of the holders of shares of Holding Company Common Stock taken at a meeting called for the purpose of considering and acting upon this Agreement. Holding Company has full power and authority to enter into this Agreement and, upon appropriate consent of its stockholders in accordance with law, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holding Company and constitutes the valid and legally binding obligation of Holding Company, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

     (f) Articles of Incorporation and Bylaws. Holding Company has delivered to Acquisition true and complete copies of its and each of the Subsidiaries' Articles of Incorporation and Bylaws as in effect as of the date hereof, and in the case of Bank, has delivered true and complete copies of Bank's Charter and Bylaws.

     (g) Consents and Approvals. Except for the consents and approvals of the Applicable Governmental Authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Holding Company of the transactions contemplated by this Agreement.

     (h) Defaults and Conflicts. Except as disclosed in Section 2(h) of Holding Company Schedule, neither Holding Company, Bank or any other Subsidiary is or immediately prior to the Effective
Time will be in conflict with or default under its Articles of Incorporation (or similar organizational document) or Bylaws, or in default under any material indenture or under any material agreement or other material instrument to which it is a party or by which it or any of its properties is bound or to which it is subject. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the Transaction nor the fulfillment of and compliance with the terms and provisions hereof, will (i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving Holding Company, Bank or any other Subsidiary, (ii) conflict with the terms, conditions or provisions of the charter or Bylaws of Holding Company, Bank or any other Subsidiary, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any material agreement or other material instrument to which Holding Company, Bank or any other Subsidiary is a party or by which Holding Company, Bank or any other Subsidiary is bound, (iv) result in the creation of any material lien, charge or encumbrance upon any of the assets of Holding Company, Bank or any other Subsidiary under any such agreement or instrument, or
(v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument. Except as disclosed in Section 2(h) of Holding Company Schedule, no consent of any third party to any material indenture or any material agreement or other material instrument to which Holding Company, Bank or any other Subsidiary is a party is required in connection with the Transaction. Holding Company agrees that prior to the Effective Time it will use its best efforts to obtain all required consents to the Transaction of parties to any such material indenture, material agreement, or other material instrument which is material to the business.

     (i) SEC Reports; Financial Statements. Holding Company has filed all required forms, reports, registration statements and documents with the Securities and Exchange Commission (the
"SEC"), since December 31, 1992 (collectively, the "SEC
Reports"), each of which, as of its respective date, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").
As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Holding Company included in its Annual Report on Form 10-K for the years ended December 31, 1992, 1993, 1994, and 1995 and the unaudited consolidated interim financial statements included in its Quarterly Reports on Form 10-Q for the quarter ended March
31, 1996, fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Holding Company and its Subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders' equity, and cash flows for the periods then ended (in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments and (ii) standard limitations on the application of generally accepted accounting principles).

     Except as and to the extent reflected in the interim consolidated statement of financial position of Holding Company and the Subsidiaries as of March 31, 1996, and notes thereto (the "March 31, 1996 Balance Sheet") or in Section 2(i) of Holding Company Schedule, neither Holding Company nor any Subsidiary had, as of March 31, 1996, any liability or obligation (absolute, contingent or otherwise) except for contractual liabilities arising in the ordinary course which are not required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles that could have a material adverse effect on Holding Company and its Subsidiaries taken as a whole. Except as and to the extent disclosed in
Section 2(i) of Holding Company Schedule, neither Holding Company nor any Subsidiary has incurred any liability or obligation (absolute, contingent or otherwise) since March 31, 1996, other than in the ordinary course of business that could have a material adverse effect on Holding Company and its Subsidiaries taken as a whole.

     (j) Regulatory Reports. Holding Company and Bank each has filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with the OCC, the FDIC, the Federal Reserve Board, and any other governmental agency or authority with jurisdiction over Holding Company or Bank and each such report, notice and other statement, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed. To the extent permitted by applicable laws or regulations, Holding Company has furnished to Acquisition copies of all regulatory filings (and all related correspondence) for Holding Company and Bank for the years ended December 31, 1992, 1993, 1994 and 1995 and the quarter ended March 31, 1996, as filed with the Applicable Governmental Authorities (the "Regulatory Reports"). The Regulatory Reports, including, without limitation, the provisions made therein for investments and the valuation thereof, and loan loss reserves, together with the notes thereto, fairly present the financial position, assets, liabilities, change in financial position, surplus and other funds of Holding Company and Bank as of the dates thereof and the results of its operations for the periods indicated in conformity with regulatory accounting principles prescribed or permitted by law or the rules and regulations of the Applicable Governmental Authorities, applied on a consistent basis with prior periods, except as set forth therein. Each such Regulatory Report was in material compliance with applicable law and correct in every material respect when filed and there were no material omissions therefrom. Except for liabilities and obligations disclosed or provided for in the Regulatory Reports, Bank did not have, as of the respective dates of each such Regulatory Reports, any liabilities or obligations (whether absolute or contingent and whether due or to become due) except for contractual liabilities arising in the ordinary course which are not required to be reflected in regulatory financial statements. All books of account of Bank and each other Subsidiary fully and fairly disclose all the transactions, properties, assets, investments, liabilities and obligations of Bank or the respective Subsidiary and all such books of account are in the possession of Bank or the respective Subsidiary and are true and complete in all material respects.

     (k)      Changes Since March 31, 1996.  Except as disclosed in
Section 2(k) of Holding Company Schedule, since March 31, 1996 there has been no material adverse change in the assets, properties, business, financial condition or results of operations of Holding Company, Bank and the Subsidiaries taken as a whole; and neither Holding Company, Bank nor any other
Subsidiary has, since March 31, 1996 (i) made any change in its authorized capital stock, (ii) issued any stock options, warrants or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) paid any stock dividend or made any reclassification in respect of its outstanding shares of capital stock, (iv) issued, transferred, sold or delivered any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchased or otherwise acquired for consideration any outstanding shares of its capital stock, (vi) disposed of a material portion of its assets, properties or business other than in the ordinary course of business, or (vii) authorized or made any distribution to Holding Company's stockholders of any assets of Holding Company, Bank or any other Subsidiary, by way of cash dividends or otherwise.

     (l)      Properties.

          (i) Real Estate and Mortgages. Section 2(l)(i) of Holding Company Schedule sets forth a list and summary description of (a) all real property owned by Holding Company or any Subsidiary and all buildings and other structures located on such real property,
     (b) all leases, subleases or other agreements under which Holding Company or any Subsidiary is the lessor or lessee of any real property, (c) all unexpired options held by Holding Company or any Subsidiary or contractual obligations on its part to purchase or acquire any interest in real property, (d) all unexpired options granted by Holding Company or any Subsidiary or contractual obligations on its part to sell or dispose of any interest in real property, and (e) all mortgages held by Holding Company (other than as investment securities), identifying all such mortgages, if any, for which deficiency notices have been issued or that are otherwise not current. Except as disclosed in
     Section 2(l)(i) of Holding Company Schedule, as of the date hereof such leases, subleases, options and other agreements are in full force and effect and neither Holding Company nor any Subsidiary has received any notice of any material default thereunder.

          (ii) Investments. The common stock, preferred stock, bonds, and other investments owned by Holding Company or any Subsidiary as of the date hereof are evidenced by appropriate written instruments and certificates (except where in non-certificated form), are valid and genuine in all material respects and enforceable in accordance with their terms against all persons against whom they purport to create an obligation, subject to bankruptcy, receivership, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors' rights generally and subject to general principles of equity. All such bonds, stocks, and other investments conform in all material respects to the requirements of applicable laws and regulations. Except as disclosed in Section 2(l)(ii) of Holding Company
     Schedule, none of such investments is in default on the payment of principal, interest or other required distributions.

          (iii) Title to Property; Zoning. Except as disclosed in Section 2(l)(iii) of Holding Company Schedule, to the best knowledge of Holding Company, Holding Company and each Subsidiary has good and marketable title to all real properties reflected in
     Section 2(l)(i) and good and marketable title to all other assets and properties shown as owned by it on Holding Company March 31, 1996 balance sheet or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all mortgages, liens, security interests, charges and encumbrances of any nature whatsoever, other than liens reflected in the Holding Company financial statements and liens for Taxes (as defined below) not yet due and payable. All such real property complies in all material respects with all applicable private agreements, zoning requirements, Environmental Laws (defined below), and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or, to the best knowledge of Holding Company, threatened with respect to the Real Property.

     (m) Environmental Laws. Except as disclosed in Section 2(m) of Holding Company Schedule, to the best knowledge of Holding Company, Holding Company and each Subsidiary has conducted and is conducting its business in compliance in all material respects with all applicable federal, state, and local laws, regulations and requirements currently in force relating to the protection of the environment ("Environmental Laws"). There is no pending or, to the best knowledge of Holding Company, threatened, civil or criminal litigation, written notice of violation, or administrative proceeding relating to such Environmental Laws involving Holding Company or any Subsidiary. There has not been and there is no condition existing with respect to the release, emission, discharge or presence of hazardous substances in connection with the business of Holding Company or any Subsidiary, which condition could subject Holding Company or any Subsidiary to any proceeding or remediation under such Environmental Laws or could otherwise have a material adverse effect on the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries taken as a whole. Holding Company and each Subsidiary has received all approvals, consents, licenses, and permits with respect to environmental matters necessary to carry on its business substantially as currently conducted.

     (n) Proprietary Rights. Section 2(n) of Holding Company Schedule discloses all the trademarks, trade names and service marks (and all registrations and applications with respect thereto) (collectively the "Proprietary Rights") used in the business of Holding Company or any Subsidiary. Except as otherwise disclosed in such Schedule, either Holding Company or one of the Subsidiaries owns or is duly authorized to use all of such Proprietary Rights. Such Proprietary Rights as used by Holding Company or a Subsidiary in its business do not violate or infringe upon the proprietary rights of any third party, and there is no claim, action, proceeding or investigation pending or, to the best of Holding Company's knowledge, threatened against Holding Company or any of the Subsidiaries with respect to any such Proprietary Rights.

     (o) Agreements. Except as set forth in Section 2(o) of Holding Company Schedule, neither Holding Company nor any Subsidiary is a party to nor is Holding Company or any Subsidiary bound by any oral or written (i) contract for the employment of any officer or employee, or contract with a former officer or employee pursuant to which payments are required to be made at any time following the date hereof, or contract with any labor union or association representing any employee, (ii) stock ownership, profit-sharing, bonus, deferred compensation, stock option, warrant, severance pay, pension, retirement or similar plan or agreement, (iii) mortgage, indenture, note or installment obligation the unpaid balance of which exceeds $25,000, or other instrument for or relating to any borrowing of money by Holding Company or any of the Subsidiaries, the unpaid balance of which exceeds $25,000, (iv) guaranty of any obligation for borrowings or otherwise which in the aggregate exceed $25,000, (v) agreement or arrangement for the sale or lease of any material amount of its assets or part of its business other than in the ordinary course of business or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business, (vi) agreement or arrangement obligating it to register any of its outstanding shares or other securities with the SEC, (vii) agreement or arrangement with any officer or director of Holding Company, any Subsidiary, or any other affiliate of Holding Company, or (viii) contract, agreement or other instrument which is material to the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries taken as a whole. True and correct copies of each such document described in (i) - (viii) have been provided to Acquisition. All contracts, plans, mortgages, indentures, guaranties and other agreements disclosed in Section 2(o) of Holding Company Schedule are in full force and effect as of the date hereof, and neither Holding Company nor any Subsidiary or any other party thereto is in default in any material respect as to any provision thereof and no event has occurred which with the passage of time or the taking of any action, or both, would constitute a material default under any such agreement. No party thereto may terminate any of such agreements by reason of the transactions contemplated by this Agreement.

     (p) Litigation; Claims. Except as disclosed in Section 2(p) of Holding Company Schedule, there are no actions, suits, claims, investigations or proceedings pending, or to the best knowledge of Holding Company, threatened, against or affecting Holding Company or any Subsidiary or its properties or businesses, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator (i) which involve a claim in excess of $50,000 or (ii) which alone or in the aggregate, could materially and adversely affect the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries taken as a whole or the ability of Holding Company and its Subsidiaries taken as a whole to carry out the transactions contemplated in this Agreement. Holding Company is not aware of any facts that would reasonably afford a basis for any such actions, suits, claims, investigations or proceedings. Except as may be disclosed on such Schedule, there are no unresolved disputes under any contract to which Holding Company or any Subsidiary is a party or by which Holding Company or any Subsidiary is bound involving in the aggregate an amount in excess of $50,000. Neither Holding Company nor any Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court, governmental or administrative body or agency, or arbitrator applicable to it which could have a material adverse effect on the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries, taken as a whole.

     (q) Compliance with Laws. Holding Company and each of the Subsidiaries has complied in all material respects with all laws, regulations, opinions, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, including without limitation, the OCC, FDIC and Federal Reserve Board, except where the failure to have so complied would not, individually or in the aggregate, have a material adverse effect on the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries taken as a whole. Except as disclosed in Section 2(q) of Holding Company Schedule, or as disclosed in Holding Company's proxy statement for the 1996 annual meeting of stockholders, neither Holding
Company nor any Subsidiary has received any notification of any asserted failure by it to comply with any of such laws.

     (r)      Taxes.

          (i) Except as disclosed in Section 2(r)(i) of Holding Company Schedule: (a) all Tax Returns (as defined below) required to be filed with the appropriate taxing authorities have been filed by or on behalf of Holding Company or any Subsidiary and all Taxes (as defined below) shown to be due on such Tax Returns have been paid or provided for in full; (b) there are no liens for Taxes upon the assets of Holding Company or any Subsidiaries except statutory liens for Taxes not yet due; (c) there are no outstanding deficiencies in respect of Taxes asserted or threatened or assessments of Taxes made or threatened, nor any administrative or judicial proceedings pending or threatened concerning Taxes, with respect to Holding Company or any Subsidiary and any deficiencies, assessments or proceedings shown in Holding Company Schedule are being contested in good faith through appropriate proceedings; (d) Holding Company has established on the financial statements described in
     Section 2(i) of this Agreement reserves and accruals adequate for the payment of all Taxes accruing with respect to or payable by Holding Company and each Subsidiary for all periods reflected therein; (e) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to Holding Company or any Subsidiary; and (f) Neither Holding Company nor any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

          (ii) The appropriate income Tax Returns of Holding Company and each Subsidiary have been examined by (a) the Internal
     Revenue Service or the statute of limitations has expired for all periods up to and including December 31, 1991 and (b) the taxing authorities of all of the states disclosed in Holding Company Schedule pursuant to Section 2(c) or the statute of limitations has expired for all periods up to and including December 31, 1991, respectively, and there are no outstanding or unresolved proposed adjustments.

          (iii) Except as disclosed in Section 2(r)(iii) of Holding Company Schedule, no power of attorney has been granted by Holding Company or any Subsidiary with respect to any matter relating to Taxes which is currently in force.

     For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, premium or privilege, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority (domestic or foreign) upon Holding Company or any Subsidiary and the term "Tax Returns" shall mean all returns, declarations, reports, estimates, and statements, regarding Taxes, required to be filed under United States federal, state, local or any foreign laws.

     (s)      Related Party Transactions.  Except as disclosed in
Section 2(s) of Holding Company Schedule, or as disclosed in Holding Company's proxy statement for the 1996 annual meeting of stockholders, and other than transactions exclusively between or among Holding Company and/or any of the Subsidiaries, neither Holding Company nor any Subsidiary has made any loan to any director, officer or other affiliate of Holding Company or a Subsidiary which remains outstanding nor has Holding Company or any Subsidiary entered into any agreement, other than an agreement referred to in subpart (o) hereof, for the purchase or sale of any property or services from or to any director, officer or other affiliate of Holding Company or a Subsidiary.

     (t)      Employee Benefit Plans.

          (i) Section 2(t)(i) of Holding Company Schedule sets forth a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income
     Security Act of 1974, as amended ("ERISA") and each other plan, arrangement and agreement providing employee benefits
     (collectively the "Plans"), that covers current or former employees of Holding Company or any Subsidiary or affiliate and is presently maintained by Holding Company or any Subsidiary or any affiliate thereof or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Holding Company would be deemed a "single employer" within the meaning of
     Section 4001 of ERISA. None of the Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA. Holding Company has delivered or made available to Acquisition: copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is subject to ERISA ("ERISA Plans"); actuarial valuations, if applicable, for the most recent plan year for which such valuations are available; the current summary plan descriptions; and the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

          (ii) Each of the ERISA Plans is in substantial compliance with all applicable provisions of law, including the Code and ERISA. Neither Holding Company nor any ERISA Affiliate currently maintains or sponsors a defined benefit pension plan as defined in Section 414(j) of the Code and neither Holding Company nor any ERISA Affiliate has ever maintained or sponsored any such plan that could give rise to a liability against Holding Company or any Subsidiary.

          (iii) The written terms of each of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and each of such Plans has been administered in substantial compliance with such requirements.

          (iv) Except with respect to income taxes on benefits paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary, Holding Company and ERISA Affiliates) with respect to the operations of, or any transactions with respect to, any Plan.
     No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

          (v) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated or threatened, against the Plans or their assets.

          (vi) The present value of the future cost to Holding Company and ERISA Affiliates of post-retirement medical benefits that Holding Company or any ERISA Affiliate is obligated to provide, calculated on the basis of actuarial assumptions Holding Company considers reasonable estimates of future experience and which have been provided to Acquisition, does not exceed the amount specified in Section 2(t)(vi) of Holding Company Schedule.

          (vii) Neither Holding Company nor any ERISA Affiliate, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Holding Company or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. Neither Holding Company nor any ERISA Affiliate is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to the Effective Time, may become liable for any tax imposed under Section 4978 of the Code.

     (u) Insurance. All properties of Holding Company and each Subsidiary are covered by valid and currently effective insurance policies issued in favor of Holding Company or a Subsidiary and such insurance policies provide Holding Company and its Subsidiaries with adequate coverage and limits for its operations. Disclosed in Section 2(u) of Holding Company
Schedule is a true and correct list of all insurance policies covering Holding Company and the Subsidiaries. Holding Company or a Subsidiary is included as an insured party under such policies or has full rights as a loss payee. No notice of cancellation or termination has been received with respect to any such policy. Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby.

     (v) Regulatory Filings. To the extent permitted by applicable laws or regulations, Holding Company has made available for inspection by Acquisition all registrations, filings or submissions made by Holding Company or any Subsidiary with any governmental or regulatory body and delivered to Acquisition each and every annual and quarterly report filed with or submitted to any governmental or regulatory body since December 31, 1992. Holding Company and each Subsidiary has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any governmental or regulatory body. All such registrations, filings and submissions were in material compliance with applicable law when filed, and no material deficiencies have been asserted by any such governmental or regulatory body with respect to such registrations, filings and submissions that have not been satisfied. Bank duly has filed with appropriate governmental and regulatory authorities, to the extent that filing of the same is required by laws, rules or regulations, all annual and quarterly statements and other statements, documents and reports required to be filed by it. All such statements and filings are correct in all material respects as filed, and there are no material omissions therefrom. All issues raised in such reports have been resolved to the satisfaction of the issuer of such reports.

     (w) Deposits. Section 2(w) of the Holding Company Schedule is a schedule of the aggregate deposit accounts of Bank, prepared as of the date indicated thereon, listing by category and by Branch the amount of such deposits, together with the amount of accrued but unpaid interest thereon (the "Deposits"). All such Deposits are insured to the fullest permissible extent by the Bank Insurance Fund ("BIF") administered by the FDIC. All related insurance premiums due and owing have been paid to the FDIC as of the date hereof. As of the date hereof, with respect to the Deposits, subject to immaterial bookkeeping errors, Bank has administered all of the Deposits in accordance with good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto, has delivered to its customers on a regular basis, statements adequately and accurately reflecting the amount, date and nature of such credit and debit; in the event a question, complaint or objection by any depositors with respect to any of the Deposits has occurred, Bank has promptly and properly reviewed and responded and taken corrective action, in accordance with good and sound financial practice; and to the best knowledge of Holding Company, Bank is not liable to any depositors for any shortages, or for any errors, acts or omissions by Bank that in the aggregate would exceed $5,000.

     (x)      Loans.

          (i) All loans of Bank (the "Loans") and loan commitments extended by Bank and any extensions, renewals or continuations of such Loans and loan commitments were made in accordance with customary lending standards of national banking associations in the ordinary course of business. The Loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices for national banking associations.

          (ii) Except for participations purchased or sold by the Bank or loans pledged and fully described at Section 2(x) of the Holding Company Schedule, the note evidencing each Loan and the collateral documents securing each Loan have not been assigned or pledged, the Bank has good and marketable title thereto, and the Bank is the sole owner and holder of each note evidencing a Loan and each collateral document securing such Loan.

     (y) Reserves. The loan loss reserves of Bank, as set forth on the March 31, 1996 financial statements have been computed in accordance with generally accepted methods and principles consistently applied, have been properly computed and, in management's opinion, are adequate to provide for all reasonably foreseeable losses on Loans outstanding.

     (z) Agreements with Regulatory Agencies. Except as set forth in Section 2(z) of Holding Company Schedule, neither Holding Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding (each a "Regulatory Agreement"), with any regulatory agency or other government entity that restricts in any respect the conduct of its business or that relates to its capital adequacy, its credit policies or its management, nor has Holding Company or any of its Subsidiaries been notified by any regulatory agency or other governmental entity that it is considering issuing or requesting any Regulatory Agreement. Except as set forth in Section 2(z) of Holding Company Schedule and as disclosed in the proxy statement for the 1996 annual meeting of Holding Company's stockholders, no regulatory agency has initiated any investigation or proceeding into the business or operations of Holding Company or any of its Subsidiaries.

     (aa) Information for Regulatory Approvals. The information furnished or to be furnished by Holding Company or Bank in any regulatory application filed by Holding Company, Bank, FBOP or Acquisition in connection with the Transaction, will be true and complete in all material respects as of the date so furnished.

     (ab) Governmental Notices. Neither Holding Company nor Bank has received notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the Transaction. To the best knowledge of Holding
Company, there are no facts that could reasonably be expected to have an adverse effect on the ability of Holding Company or Bank to obtain all requisite regulatory consents or to perform their respective obligations under this Agreement and in connection with the Transaction.

     (ac) SEC Filings. Except with respect to written information supplied by Acquisition or FBOP expressly for inclusion in the Holding Company proxy statement, none of the information contained in the proxy statement to be mailed to the stockholders of Holding Company in connection with the Merger or in any amendments thereof or supplements thereto (the "Proxy Statement") will, at the time of (i) the first mailing thereof and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ad) Finders and Investment Bankers. Neither Holding Company nor any Subsidiary has retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders' fees with respect to the Transaction except for Holding Company's retention of Keefe, Bruyette & Woods and Torrey Pines Securities, Inc.

     (ae) Disclosure. No representation or warranty of Holding Company and no statement or information relating to Holding
Company or any Subsidiary or their respective businesses or properties contained in (i) this Agreement, (ii) Holding Company Schedule, or (iii) in any certificate furnished or to be furnished to Acquisition pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.


                          ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND FBOP

     FBOP and Acquisition each represent and warrant to Holding
Company as follows:

     (a) Organization of Acquisition and FBOP. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Illinois. Acquisition is a wholly-owned subsidiary of FBOP. FBOP is a corporation duly organized, validly existing and in good standing under the laws of Illinois.

     (b) Authorization. The Boards of Directors of Acquisition and FBOP have adopted resolutions approving the Agreement and the Transaction and have authorized the execution and delivery of this Agreement. Acquisition and FBOP have full power and authority to enter into this Agreement and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and FBOP and constitutes the valid and legally binding obligation of Acquisition and FBOP, enforceable against them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

     (c) Consents and Approvals. Except for consents and approvals of the Applicable Governmental Authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Acquisition and FBOP of the transactions contemplated by this Agreement.

     (d) Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof will not (i) violate any judicial or administrative order, writ, award, judgment, injunction or decree involving Acquisition or FBOP, or
(ii) conflict with any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Acquisition or FBOP.
No consent of any third party to any indenture or any material agreement or other material instrument to which Acquisition or FBOP is a party is required in connection with the Transaction.

     (e) SEC Filings. None of the information supplied or to be supplied by Acquisition or FBOP in writing expressly for inclusion in the Proxy Statement will, at the time of (i) the first mailing thereof and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (f) Funds Available. Acquisition and FBOP has available to it sufficient funds to perform all of its obligations pursuant to the Merger.

     (g) Finders and Investment Bankers. Acquisition and FBOP will be responsible for any of their respective brokerage fees, commissions or finders' fees with respect to the Transaction.

     (h) Governmental Notices. Neither Acquisition nor FBOP has received notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the Transaction. To the best knowledge of Acquisition and FBOP, there are no facts that could reasonably be expected to have an adverse effect on the ability of Acquisition or FBOP to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

     (i) Financial Statement. Within 10 days of the date of this Agreement, FBOP will make available to Holding Company its audited financial statements for the year ended December 31, 1995, which have been prepared in accordance with generally accepted accounting principles on a consistent basis throughout the period covered by such statement (except as may be indicated in the notes thereto), and which present fairly the consolidated financial position and results of operations for the period covered by such statement.

     (j) Agreements. Neither FBOP nor Acquisition is a party to any written agreement or memorandum of understanding with, or is subject to, any order or directive by any governmental entity.

     (k) Articles; Bylaws. Within 10 days of the date of this Agreement, FBOP will deliver to Holding Company true and complete copies of its Articles of Incorporation and Bylaws as in effect as of the date hereof.

                           ARTICLE IV

                      RIGHT TO INVESTIGATE

     To the extent permitted by applicable laws or regulations, Holding Company shall afford to the officers and authorized representatives of Acquisition and FBOP reasonable access during regular business hours and upon reasonable request to the offices, properties, books, contracts, commitments and records of Holding Company and its Subsidiaries in order that Acquisition may have full opportunity to make such investigations as it shall desire of the affairs of Holding Company, Bank and the other Subsidiaries, and the officers of Holding Company shall furnish Acquisition and FBOP with such additional financial and operating data and other information as to the assets, properties and business of Holding Company, Bank and the other Subsidiaries as Acquisition and FBOP shall from time to time reasonably request. Holding Company, Bank and the Subsidiaries shall consent to the review by the officers and authorized representatives of Acquisition of the reports and working papers of Holding Company's independent auditors upon reasonable advance notice as to the area of review.

                           ARTICLE V

                 COVENANTS OF HOLDING COMPANY

     (a) Operation in Ordinary Course. From the date hereof to the Effective Time, each of Holding Company, Bank and the other Subsidiaries shall: (a) not engage in any transaction except in the ordinary course of business and shall conduct its business consistent with past practices; (b) maintain the Branches in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; and (d) duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Without limiting the generality of the foregoing, prior to the Effective Time, Holding Company, Bank and other Subsidiaries shall not, without the prior written consent of Acquisition;

          (1) fail to maintain its tangible property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted;

          (2) fail to maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied;

          (3) fail to comply in all material respects with all applicable laws and regulations;

          (4) make, renew or modify the terms (including, but not limited to, any release or substitution of collateral, change of the interest rate, or release or substitution of any guarantor) of any loan, letter of credit or other extension of credit, or commitment to make a loan, in excess of $200,000, provided, however, that loans not in excess of $200,000 that are secured by secondary market qualified mortgages on single-family dwellings shall be permitted under this subsection;

          (5) except as required by law or applicable regulation and except for the exercise of the Options identified on the Holding
Company Schedule to which Acquisition hereby consents, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust or plan;

          (6) except for pay raises pursuant to scheduled annual reviews in the ordinary course of business not to exceed 5% of annual W-2 compensation, authorize or enter into any employee contract or employment agreement, grant any pay raise or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by an existing plan or arrangement or authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (7) authorize or enter into any contract, commitment or obligation (excluding all loans and loan commitments) including, but not limited to obligations for services, which provides for the receipt or payment of amounts, in the aggregate, in excess of $25,000;

          (8) sell, transfer, convey, assign or otherwise dispose of any material assets or properties, or authorize any of the foregoing, or sell loans in bulk;

          (9) acquire, lease or encumber any assets in excess of $125,000 for any item or series of similar items;

          (10)    authorize or make any amendment to its charter or bylaws;

          (11) fail to keep in force all insurance policies presently in effect, including insurance of deposit accounts with the FDIC;

          (12) do any act which, or omit to do any act the omission of which, will cause a material breach of any contract, commitment or obligation;

          (13) make any borrowing, incur any debt (other than (i) deposits in the ordinary course of business and consistent with past practice and (ii) overnight borrowings from the Federal
Reserve Bank consistent with past practices), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable
(whether directly, contingently or otherwise) for the obligations of any other person, or make any payment or repayment in respect of any indebtedness (other than deposits and accrued expenses in the ordinary course of business and consistent with past practice);

          (14) accept any deposits for which the interest rate payable thereon exceeds by more than 0.5 percent the average interest rate being paid on similar deposits by banks in the San Diego area market;

          (15) waive, release or cancel any claims in excess of $25,000 against third parties or debts in excess of $25,000 owing to it, or any rights which have any value in excess of $25,000;

          (16) make any changes in its accounting systems, policies or practices;

          (17) enter into, authorize, or permit any transaction, except as now existing and disclosed to Acquisition, with any Affiliate of Holding Company or any Subsidiary;

          (18) make any capital contribution to any person or purchase or invest in any securities issued by any person other than securities which are issued or guaranteed by the United States government or an agency thereof having a maturity of more than twelve (12) months from the date of purchase;

          (19)    sell any investment securities;

          (20)    enter into or renew any data processing service contract;

          (21) change or amend its schedules and policies relating to service charges or service fees;

          (22) enter into loan transactions not in accordance with sound credit practices and not on terms and conditions which are materially more favorable than those available to the borrower from competitive sources in transactions in the ordinary course of business;

          (23) fail to use its best efforts to preserve the present business organizations intact, to keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with it;

          (24) fail to maintain, consistent with its past practices, a reserve for possible loan and lease losses which is adequate under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding
(including, without limitation, accrued interest receivable);

          (25)    make any material change in any lease of real property;

          (26) fail to file in a timely manner all required filings with all proper regulatory authorities and fail to cause such filings to be true and correct;

          (27) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts that, if such foreclosure were to occur, would be reasonably likely to result in a material adverse effect on Bank;

          (28) amend or modify any of its promotional, deposit account or account loan practices, other than amendments or modifications in the ordinary course of business; or

          (29) (i) make any change in its authorized capital stock, (ii) issue any stock options, or issue any warrants, or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock, (iv) except for the issuance of shares upon exercise of any Options, issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchase or otherwise acquire for consideration any outstanding shares of its capital stock, or
(vi) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments.

     (b) Exclusivity. Except as may be required by any regulatory authority, or except to the extent required by fiduciary obligations under applicable law in reliance upon a written opinion of counsel, neither Holding Company, Bank, nor any other Subsidiary or any of their respective directors, officers, employees, representatives, agents or Affiliates (as defined below) shall, directly or indirectly, solicit, initiate, encourage or respond favorably to inquiries or proposals from, or provide any confidential information or access to Bank's or Holding Company's premises to, or participate in any discussions or negotiations with, any person (other than Acquisition and FBOP and their directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving Holding Company or Bank, or (ii) any purchase or other acquisition by any person of any shares of capital stock of Holding Company or Bank, or (iii) any issuance by Holding Company or Bank of any shares of its capital stock. Holding Company will promptly advise Acquisition or FBOP of, and communicate to Acquisition or FBOP the terms and conditions of (and the identity of the person making), any such inquiry or proposal received, and will promptly furnish Acquisition or FBOP with copies of any documents received and summaries of any other communications with respect thereto. Holding Company will cease any such existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing.

     As used in this Agreement, the term "Affiliate" shall mean, with respect to any specified person, (1) any other person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (2) any other person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 5 percent or more of any class of equity securities, of the specified person or a person described in clause (1) of this paragraph, (3) another person of which the specified person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 5 percent or more of any class of equity securities, (4) another person in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified person or any of the foregoing persons, any relative of such spouse or any spouse of any such relative.

     (c) Stockholder Meeting. Subject to subpart (b) above, Holding Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is practicable for the purpose of voting upon the approval of the Merger and this Agreement. Holding Company will, through its Board of Directors, use its best efforts to obtain stockholder approval and will recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. As soon as practicable, Holding Company shall prepare and cause to be filed with the SEC the related proxy material and shall use its best efforts to obtain clearance by the SEC for the mailing of such material to Holding Company stockholders. Acquisition shall have the right to review the proxy material prior to filing with the SEC.

     (d)       Intentionally Omitted.

     (e) Reports. Promptly after filing with the applicable authorities, Holding Company shall provide to Acquisition copies of (i) all reports filed with the SEC, including its Annual
Report on Form 10-K for the year ended December 31, 1995, and its Quarterly Report on Form 10-Q, which shall conform to the requirements for SEC Reports specified in Article II(i) above;
and (ii) to the extent permitted by applicable laws or regulations its Regulatory Reports, which shall conform to the requirements for Regulatory Reports specified in Article II(j) and (v) above.

     (f) Notice. Holding Company shall give prompt notice to Acquisition of (i) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by Holding Company or any Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under its charter or bylaws or any indenture, or material instrument or agreement, to which Holding Company or any Subsidiary is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (iii) any matter which, if it had occurred prior to the date hereof, would have been required to be included on Holding Company Schedule.

     (g) Regulatory Matters. Holding Company shall, from the date hereof through the Effective Time, keep Acquisition advised with respect to any and all regulatory matters or proceedings affecting Holding Company or Bank and shall promptly forward to Acquisition copies of all correspondence, notices, orders, memoranda or other written material received from any regulatory agency (to the extent permitted by law) and shall provide Acquisition full access to its regulatory files to the extent permitted by law.

     (h) Supplemental Information; Disclosure Supplements. From time to time prior to the Effective Time, Holding Company will promptly disclose in writing to Acquisition any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed or which would render inaccurate any of the representations, warranties or statements set forth in this Agreement. From time to time prior to the Effective Time, Holding Company will promptly supplement or amend Holding Company Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate thereby.

     (i) Cooperation. Holding Company and its Subsidiaries shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Acquisition to carry out the provisions hereof and to consummate the Transaction.

     (j)      Conditions Precedent.  Holding Company and the
Subsidiaries shall use their best efforts to cause all of the conditions precedent to the consummation of the Transaction applicable to them to be met.

     (k) Best Efforts. Holding Company and the Subsidiaries shall use their best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis.

     (l) Schedules. Within 10 days of the date hereof, Holding Company shall deliver to Acquisition final Holding Company
Schedules, which Schedules shall not be materially different from the draft Schedules provided herewith.

                           ARTICLE VI

               COVENANTS OF ACQUISITION AND FBOP

     (a) Consents. Acquisition and FBOP shall, as soon as practicable, prepare and make all necessary filings with all Applicable Governmental Authorities and shall use their best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities and furnish true, correct and complete copies of each to Holding Company.

     (b) Cooperation. Acquisition and FBOP shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Holding Company to carry out the provisions hereof and to consummate the transactions contemplated hereby.

     (c) Conditions Precedent. Acquisition and FBOP shall use their best efforts to cause all of the conditions precedent to the consummation of the Transaction applicable to each to be met.

     (d) Best Efforts. Acquisition and FBOP will use their best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis.

     (e) Liability Insurance. FBOP or Acquisition will use its best efforts to provide to persons who served as directors and officers of Holding Company or any Subsidiary on or before the Effective Time, insurance against liabilities and claims (and related expenses) made against them resulting from their services as such prior to the Effective Time, substantially similar in all materials respects to the insurance coverage provided them in such capacities at the date hereof; provided, however, that in no event shall FBOP or Acquisition be required to spend more than $80,000 in the aggregate (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and, provided further, that if FBOP or Acquisition is unable to maintain or obtain the insurance called for by this section on commercially reasonable terms, FBOP or Acquisition shall use its best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                          ARTICLE VII

     CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND FBOP

     The obligations of Acquisition and FBOP under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

     (a) Validity of Representation and Warranties. The representations and warranties of Holding Company herein contained shall be true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

     (b) Consents. All required consents, waivers, approvals, authorizations or orders in connection with the Transaction shall have been obtained by Holding Company and copies of the same shall have been delivered to Acquisition.

     (c) Compliance with Covenants; Schedules. Holding Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Effective
Time; and Acquisition shall have received all of the Schedules referred to herein, which Schedules shall not be, in the reasonable judgment of Acquisition, materially different from the draft Schedules provided to Acquisition on the date of this Agreement.

     (d) Opinion of Counsel. Acquisition shall have received the opinion of Sherman & Lapidus LLP, counsel for Holding
Company, specified in Article X(b)(ii).

     (e) Approval of Holding Company Stockholders. This Agreement shall have been approved and adopted at a duly called meeting of the stockholders of Holding Company Common Stock by at least a majority of the issued and outstanding shares of Holding Company Common Stock entitled to vote thereon.

     (f) Dissenting Holding Company Shares. The holders of not more than 10% of the issued and outstanding shares of Holding
Company Common Stock at the Effective Time shall have delivered written demand for payment of the fair market value of their shares of Holding Company Common Stock pursuant to Section 1301 of the CGCL.

     (g) Resignations. The directors and officers of Holding Company shall have tendered their resignations in writing, effective on the Effective Time.

     (h) Adverse Changes. From March 31, 1996 to the Effective Time, there shall not have been any Material Adverse Change in the business, operations, results of operations, assets, liabilities, investments, properties, condition (financial or otherwise), affairs, prospects or other attributes of Holding
Company or Bank, taken as a whole.  The term "Material Adverse
Change" shall mean with respect to Holding Company, any change that (i) is material and adverse to the business, operations, results of operations, assets, liabilities, investments, properties, condition (financial or otherwise), affairs, prospects or other attributes of Holding Company, or (ii) materially impairs the ability of Holding Company to perform its obligations under this Agreement or consummate the Merger;
provided, however, that Material Adverse Change shall not be deemed to include the impact of (a) changes in banking and similar laws, (b) changes in generally accepted accounting principles or regulatory requirements applicable to banks and bank holding companies generally, or (c) circumstances affecting banks and bank holding companies generally.

     (i) Effective Time. The Effective Time shall be no later than 5:00 P.M. Pacific Time on April 30, 1997.

     (j) No Pension Plans. Neither Holding Company, Bank, nor the Subsidiaries shall have in existence or have authorized a pension plan.

     (k)       Stock Option Plans and Incentive Plans; Options.
Acquisition shall have received evidence satisfactory to it that all Options and any other options or warrants for Common Stock have been cancelled.

                          ARTICLE VIII

        CONDITIONS TO THE OBLIGATIONS OF HOLDING COMPANY

     The obligations of Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

     (a) Validity of Representations and Warranties. The representations and warranties of Acquisition and FBOP herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

     (b) Consents. All consents, waivers, approvals, authorizations or orders required to be obtained by Acquisition shall have been obtained and copies of the same shall have been delivered to Holding Company.

     (c) Compliance with Covenants. Acquisition and FBOP shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Effective
Time.

     (d) Opinion of Counsel. Holding Company shall have received the opinion of Lord, Bissell & Brook, counsel for Acquisition, specified in Article X(c)(ii).

     (e) Fairness Opinion. Holding Company shall have received an opinion from Keefe, Bruyette & Woods to the effect that, in its opinion, the consideration to be paid to the shareholders of Holding Company hereunder is fair to such shareholders from a financial point of view and an update to such opinion, without adverse change of such opinion, (i) as of a date not more than three days prior to the date the Proxy Statement/Prospectus is mailed to Holding Company's shareholders and (ii) as of the Closing.

     (f) Employment Agreements. FBOP shall have entered into separate employment agreements with Messrs. Galinson, Horsman and Brotman and Ms. Chewning effective as of the Effective Time providing for (i) salaries not less than the salary of each on the date hereof; (ii) three year terms; (iii) change-of-control provisions limiting termination compensation to 299% of the average of overall compensation for each of past five years; and
(iv) substantially the same job responsibilities as currently held.

     (g) Effective Time. The Effective Time shall be no later than 5:00 P.M. Pacific Time on April 30, 1997.

     (h) Funds to Paying Agent. FBOP or Acquisition shall have made available to the Paying Agent the funds as described at
Article I(m) hereof.

                           ARTICLE IX

 CONDITIONS APPLICABLE TO ACQUISITION, FBOP AND HOLDING COMPANY

     The obligations of Acquisition, FBOP and Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are subject to the following terms and conditions:

     (a) Governmental Approvals. To the extent required by applicable law or regulation, the OCC, the Federal Reserve Board, the FDIC and/or such other state or federal agencies whose approval of the transactions contemplated by this Agreement is so required, shall have approved or authorized all of the transactions contemplated by this Agreement in form and under terms not materially burdensome to FBOP or Acquisition. All other statutory or regulatory requirements for the valid consummation of the Transaction shall have been satisfied and all other required governmental consents and approvals shall have been obtained.

     (b) Injunction. The consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction. No material litigation or administrative proceeding shall be pending or threatened as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of this Agreement, the Merger or the Transaction.

                           ARTICLE X

                 CLOSING AND CLOSING DOCUMENTS

     (a) Closing. The closing ("Closing") under this Agreement shall be held at the Bank, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VII, VIII, IX and X of this Agreement, or at such other place and time as shall be mutually agreeable to the parties. The required number of fully executed and verified copies of the Articles of Merger shall be filed immediately after the Closing with the Secretary of State of Illinois and the parties shall make all other filings and recordings required by the IL BCA and the CGCL in connection with the Merger.

     (b)      Holding Company Closing Documents.  At the Closing,
Holding Company shall deliver, or cause to be delivered, to
Acquisition:

          (i) A certificate of Holding Company, signed by its President, which shall confirm the compliance by Holding Company with its covenants and agreements contained in this Agreement and the accuracy of the representations and warranties made by Holding Company in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

          (ii) The opinion of Sherman & Lapidus LLP, counsel for Holding Company, dated the Effective Time, and in form and substance satisfactory to FBOP and Acquisition, covering matters customarily treated in similar merger transactions.

          (iii) A certificate of Holding Company's inspector of elections as to the vote taken at the meeting of the holders of shares of Holding Company Common Stock with respect to this Agreement and as to the holders of shares of Holding Company
     Common Stock that shall have demanded payment of the fair value of their shares of Holding Company Common Stock pursuant to the CGCL.

          (iv) Written resignations, effective the Effective Time, of all of the directors and officers of Holding Company.

          (v) Articles of Incorporation and Certificate of Good Standing of Holding Company each certified by the Secretary of State of California within ten (10) days prior to the Closing.

     (c)      Acquisition Closing Documents.  At the Closing,
Acquisition shall deliver, or cause to be delivered, to Holding
Company:

          (i) A Certificate of Acquisition, signed by its President or Vice President, which shall confirm the compliance by Acquisition with its covenants and agreements contained in this Agreement and the accuracy of the representations and warranties made by it in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

          (ii) The opinion of Lord, Bissell & Brook, counsel for Acquisition, dated the Effective Time, and in form and substance satisfactory to Holding Company, covering matters customarily treated in similar merger transactions.

                           ARTICLE XI

                TERMINATION AND TERMINATION FEE

     (a) Termination. This Agreement and the Transaction may be terminated at any time prior to the filing of the Articles of Merger with the Secretary of State of Illinois, whether before or after action by the stockholders of Holding Company as contemplated by Article V(k) of this Agreement and without further approval by the outstanding stockholders of Holding
Company (i) by mutual written consent of the Boards of Directors of Acquisition and Holding Company, (ii) by action of the Board of Directors of Acquisition in the event of a failure of a condition set forth in Article VII of this Agreement as of the time such condition is required hereunder to be fulfilled, (iii) by action of the Board of Directors of Holding Company in the event of failure of a condition set forth in Article VIII of this Agreement as of the time such condition is required hereunder to be fulfilled, or (iv) by action of the Board of Directors of either Acquisition or Holding Company in the event of a failure of a condition set forth in Article IX of this Agreement as of the time such condition is required hereunder to be fulfilled.

     (b) Termination Fee. If Holding Company and Acquisition fail to consummate the Merger and (i) Holding Company enters into a letter of intent, commitment letter or other written agreement with a third party regarding a merger, consolidation, sale of assets or other similar transaction involving Holding Company within twelve (12) months following the termination of the Merger, and (ii) Holding Company shall not have terminated this Agreement by reason of paragraphs (a)(iii) or (iv) above, and
(iii) Acquisition shall not have terminated this Agreement by reason of paragraph (a)(i) above, Holding Company shall, upon consummation of such transaction, promptly pay $2,500,000 to Acquisition, and Holding Company shall have no further liability or obligation to Acquisition with respect to this Agreement.

     (c) Survival of Rights. Except as otherwise provided in paragraph (b) above, nothing in this Article XI or in this Agreement shall be construed as limiting the rights of any party in the event of a breach by any party of this Agreement.

                          ARTICLE XII

     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     Except for the agreements set forth in Articles I, II(ad), V(j), VII(g), VII(h), XI, XII, XIII(a), XIII(f) and XIII(g), no representations, warranties or agreements shall survive beyond the Effective Time.

                          ARTICLE XIII

                         MISCELLANEOUS

     (a) Payment of Expenses. Except as provided in Article XI, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and incident to the consummation of the Merger and the Transaction, except that in the event that Merger is consummated, Acquisition shall be responsible for $250,000 of the broker fee of Keefe Bruyette &
Woods.

     (b) Commitment to the San Diego Community and to Customers and Employees. Each party acknowledges the importance for it to:
(i) use best efforts in good faith to offer comparable or expanded products and services to customers and to continue the customer service traditions of the parties; (b) continue the tradition of community support within San Diego County; and (c) use best efforts to treat all employees fairly and equitably.

     (c) Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

     (d) Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, (c) waive compliance with any of the covenants or agreements contained in this Agreement, or (d) make any other modification of this Agreement approved by the respective Boards of Directors of the parties hereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     (e) Assignment. Except as provided in Article I(a) hereto, this Agreement shall not be assignable by any of the parties hereto and shall be construed in accordance with the laws of the State of California.

     (f)      Schedules.  All information set forth in Holding
Company Schedule shall be deemed a representation and warranty of Holding Company as to the accuracy and completeness of such information.

     (g) Press Releases. Except as may otherwise be required by law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made prior to the Effective Time without advance approval thereof by Holding Company and Acquisition. Holding Company and Acquisition will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Transaction or any of the transactions contemplated hereby or thereby.

     (h) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission as follows:

             If to Holding Company:   Murray L. Galinson
                                      SDNB Financial Corp.
                                      1420 Kettner Blvd.
                                      San Diego, CA  92101
                                      FAX NO:  (619) 233-7017

             With a copy to:          Lawrence Sherman
                                      Sherman & Lapidus LLP
                                      350 West Ash Street
                                      Suite 1100
                                      San Diego, CA 92101
                                      FAX NO:  (619) 231-8770


             If to Acquisition:       Robert M. Heskett
                                      FBOP Corporation
                                      11 W. Madison Street
                                      Oak Park, IL  60302
                                      FAX NO: (708) 445-3223

             With a copy to:          Edward C. Fitzpatrick
                                      Lord, Bissell & Brook
                                      115 S. LaSalle Street
                                      Chicago, IL  60603
                                      FAX NO: (312) 443-0336

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.



                                   SDNB FINANCIAL CORP.
Attest:


/s/Howard W. Brotman               By: /s/Murray L. Galinson
                                   Name:  MURRAY GALINSON
                                   Title: PRESIDENT



                                   FBOP ACQUISITION COMPANY
Attest:


/s/Edward C. Fitzpatrick           By: /s/Robert M. Heskett
                                   Name:  R M Heskett
                                   Title: President



                                   FBOP CORPORATION
Attest:


/s/Edward C. Fitzpatrick           By: /s/Robert M. Heskett
                                   Name:  R M Heskett
                                   Title: President